UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2008 (February 26, 2008)

IRON MOUNTAIN INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-13045		23-2588479
(Commission File Number)		(IRS Employer Identification No.)

745 Atlantic Avenue Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.02  Results of Operations and Financial Condition.

On February 28, 2008, the Company issued a press release setting forth the Company’s results of operations and financial condition for its fiscal quarter and full fiscal year ended December 31, 2007 and its financial outlook for 2008. A copy of the Company’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2008, Iron Mountain Incorporated (the “Company”) issued a press release announcing that Robert Brennan, 47, the Company’s President and Chief Operating Officer, will succeed Richard Reese as Iron Mountain’s Chief Executive Officer.  Mr. Reese, 61, notified the Company’s Board of Directors (“Board”) on February 26, 2008 of his intention to step down as Chief Executive Officer, a position he has held since December 1981, at Iron Mountain’s Annual Meeting of Stockholders on June 5, 2008 to become the Company’s first Executive Chairman of the Board.  Mr. Brennan also will continue in his role as President, and will report directly to the Board.  The Board also announced its intention to nominate Mr. Brennan to stand for election to the Board at the Annual Meeting in June.

Mr. Brennan joined Iron Mountain as President of North America in November 2004 in connection with the Company’s acquisition of Connected Corporation, where he served as Chairman and Chief Executive Officer since 2000.  He was named President and Chief Operating Officer of the Company in December 2005, and holds a Bachelor of Science degree in psychology from Manhattan College.

Mr. Brennan has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Brennan has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Reese’s position as Executive Chairman is a full time position that reports to the Board.  Mr. Reese will focus on driving the Company’s new services agenda and advising the Chief Executive Officer on strategy and other matters relating to the Company’s business.  Mr. Reese will continue performing his duties as Chairman of the Board.

Item 9.01. Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number	Exhibit Description

99.1

Press Release of Iron Mountain Incorporated dated February 28, 2008 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED

(Registrant)

By:

 /s/ Ernest W. Cloutier

Name:

Ernest W. Cloutier

Title:

General Counsel and Secretary

Date: February 28, 2008